EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Boardwalk Pipelines, LLC and to the incorporation by reference therein of our report dated March 5, 2003, with respect to the statements of operations, cash flows, and stockholder’s and member’s equity of Texas Gas Transmission, LLC (formerly Texas Gas Transmission Corporation) for the year ended December 31, 2002 included in Boardwalk Pipelines, LLC’s Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

May 20, 2005